Exhibit 99.1
Pinterest Appoints Gokul Rajaram to Board of Directors

SAN FRANCISCO, February 27, 2020 -- (BUSINESS WIRE) -- Pinterest, Inc. (NYSE: PINS) today announced that it has appointed Gokul Rajaram, Caviar Lead at Doordash, to its Board of Directors and as a member of its Nominating and Corporate Governance Committee effective today.

“Gokul brings great experience and innovation to our Board and we look forward to his many contributions,” said Ben Silbermann, CEO and co-founder, Pinterest. “His proven track record in shopping, digital advertising and content will be incredibly beneficial as we continue to bring inspirational experiences to users and advertisers on Pinterest.”

"Pinterest is a beloved brand that inspires people to create a life they love," said Gokul Rajaram. "I've always been excited about Pinterest's mission and impact on people's everyday lives, and am thrilled to help Ben, Evan and the team continue building amazing products that empower people and advertisers around the world."

Gokul currently serves on the executive team at DoorDash, where he leads Caviar, a premium food ordering service. Prior to DoorDash, he worked at Square as Product Engineering Lead, where he led several product development teams and served on Square’s executive team. Prior to Square, he served as Product Director of Ads at Facebook, where he helped Facebook transition its advertising business to become mobile-first. Earlier in his career, Gokul served as a Product Management Director for Google AdSense, where he helped launch the product and grow it into a substantial portion of Google’s business. Gokul is also on the board of The Trade Desk (NASDAQ: TTD) and Course Hero. Gokul holds a bachelor’s degree in Computer Science Engineering from the Indian Institute of Technology, Kanpur where he received the President's Gold Medal for being class valedictorian. He also holds an M.B.A. from The Massachusetts Institute of Technology and a Master of Computer Science from the University of Texas at Austin, where he received the MCD University Fellowship.

About Pinterest
Pinterest is a visual discovery engine people use to find inspiration for their lives, including recipes, home and style ideas, travel destinations and more. People have saved more than 240 billion Pins across a range of interests, which others with similar tastes can discover through search and recommendations. Located in San Francisco, Pinterest launched in 2010 and has hundreds of millions of monthly active users around the world. Available on iOS and Android, and at pinterest.com.

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Mike Mayzel
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Doug Clark
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